Ion Track Instruments Distributorship Contract

                             (Importer-Distributor)

Between Ion Track Instruments, Inc.

      Whose registered office is at
      340 Fordham Road
      Wilmington, MA 01887
      Tel: 508-658-3767 Fax: 508-657-5954
      (hereinafter called "the supplier")

and

      Pretory S.A.                                Pretory USA Inc.
      Whose registered office is at               3838 Camino Del Rio North
      182 Rue Des Pyrenees                        Suite 333
      75020, Paris                                San Diego, CA 92108-1789
      France
      Tel: 011-33-01-43 66 25 54 Fax: 011-33-01-43-66-28-55
      (hereinafter called "the Distributor")

It is agreed as follows:

Article 1    Territory and Products

1.1 The supplier grants and the Distributor accepts the right to market and sell the products listed in Annex I, ss.1 (hereinafter called "the Products") in the territory defined in Annex, I ss.2 (hereinafter called the Territory") on a non-exclusive basis.

1.2 If the supplier decides to market any other products in the Territory, it shall so inform the Distributor in order to discuss the possibility of including such other products within the Products defined under Article
      1.1. However, the above obligation to inform the Distributor does not apply it in consideration of the characteristics of the new products and the specialization of the Distributor, it is not to be expected that such products may be marketed by the Distributor (e.g. products of a completely different range).

1.3 Distributor is the exclusive Distributor in France and its territories. If Distributor does not sell at least three ITEMISER(R)'s within the first three months after the signing of this agreement, Distributor agrees to purchase three ITEMISER(R)s for its own account. For other countries, Supplier and Distributor will agree to review this agreement for possible amendment of exclusivity in that country after three units are sold in that country.

Article 2   Good faith and fair dealing

2.1 In carrying out their obligations under this contract, the parties will act in accordance with good faith and fair dealing.

2.2 The provisions of this contract, as well as any statements made by the parties in connection with this distributorship relationship, shall be interpreted in good faith.

Article 3   Distributor's functions

3.1 The Distributor sells in its own name and for its own account, in the Territory, the Products supplied by the Supplier.

3.2 The Distributor agrees to use its best efforts to promote the sale of the Products in the Territory in accordance with the Supplier's policy and shall protect the Supplier's interests with the diligence of a responsible businessman.

3.3 The Distributor is not entitled to act in the name or on behalf of the Supplier, unless previously and specifically authorized to do so by the latter.

3.4 The Distributor, solely at its discretion, may, in cases in which it does not want to buy and resell, refer such business to the Supplier for a direct sale to the customer. For such activity as intermediary the Distributor will receive a commission as set out in Annex II, ss.1 (if completed) or otherwise to be agreed upon case by case, to be calculated and paid according to Annex II, ss.3. It is expressly agreed that activity as intermediary, to the extent it remains of an accessory character, does not modify the legal status of the Distributor as a trader acting in its own name and for its own account.

Article 4   Undertaking not to compete

4.1 The Distributor may not represent, manufacture, market or sell in the exclusive Territory any products which are in competition with the Products.

4.2 The Distributor declares that it represents (and/or manufactures, markets or sells, directly or indirectly), as of the date on which this contract is signed, the products listed in Annex III.

Article 5   Sales organization

5.1 The Distributor shall set up and maintain an adequate organization for sales, and, where appropriate, after-sales service, with all means and personnel as are reasonably necessary in order to ensure the fulfillment of its obligations under this contract for all Products and throughout the Territory.

Article 6   Advertising and Fairs

6.1 The parties shall discuss in advance the advertising program for each year. All advertising should be in accordance with the Supplier's image and marketing policies, and the content must be approved by the Supplier. The costs of agreed advertising may be shared between the parties if agreed in advance; other-wise, each party will bear the advertising expenses it has incurred.

6.2 The parties shall agree on their participation in fairs or exhibitions within the Territory. The costs of the Distributor's participation in such fairs and exhibitions may be shared between the parties if agreed in advance.

Article 7   Conditions of supply Prices

7.1 The Supplier shall in principle supply all Products ordered, subject to their availability, and provided payment of the Products is adequately warranted. The Supplier may not unreasonably reject orders received from the Distributor; in particular, a repeated refusal of orders contrary to good faith (e.g. if made for the purpose of hindering the Distributor's activity) shall be considered as a breach of contract by the Supplier.

7.2 The Supplier agrees to make its best efforts to fulfill the orders it has accepted.

7.3 Sales of the Products to the Distributor shall be governed by the Supplier's general conditions of sale, the currently applicable version of which is attached to this Contract (Annex IV, ss.1), and by the United Nations Convention on contracts for the international sale of goods (Vienna 1980). In case of conflict between such general conditions and the terms of this Contract, the latter shall prevail.

7.4 The prices payable by the Distributor shall be those set forth in the Supplier's price-list in force at the time the order is received by the Supplier with the discount indicated in Annex IV, ss.2. Unless otherwise agreed, such prices are subject to change with one month's notice.

7.5 The Distributor agrees to comply, with the utmost care, with the terms of payment agreed upon between the parties.

7.6 It is agreed that the Products delivered remain the Supplier's property until the Supplier has received payment in full.

Article 8   Sales targets

8.1 The parties may agree annually on the sales targets for the forthcoming year.

8.2 The parties shall make their best efforts to attain the targets agreed upon, but the non-attainment shall not be considered as a breach of the contract by a party, unless that party is clearly at fault.

Article 9   Sub-distributors or agents

9.1 The Distributor may appoint sub-distributors or agents for the sale of the Products in the Territory, provided the Distributor informs the Supplier before the engagement.

9.2   The Distributor shall be responsible for its sub-distributors or agents.

Article 10   Supplier to be kept informed

10.1 The Distributor shall exercise due diligence to keep the Supplier informed about the Distributors activities, market conditions and the state of competition within the Territory. The Distributor shall answer any reasonable request for information made by the Supplier.

10.2 The Distributor shall exercise due diligence to keep the Supplier informed about: (i) the laws and regulations which are applicable in the Territory and relate to the Products (e.g. import regulations, labeling, technical specifications, safety requirements, etc.), and (ii), as far as they are relevant for the Supplier, the laws, and regulations concerning the Distributors activity.

Article 11   Resale prices

11.1 The Distributor is free to fix the resale prices of the Products. The Distributor shall avoid such pricing policies as would clearly adversely affect the image of the Products. The Supplier is free to quote its current list prices in accordance with 7.4 directly to customers within the Territory.

Article 12   Sales outside the Territory

12.1 The Distributor agrees not to advertise the Products or establish any branch or maintain any distribution depot for distribution of the Products outside the Territory.

Article 13   Suppliers trademarks and symbols

13.1 The Distributor shall use the Supplier's trademarks, trade names or any other symbols. However, the Distributor may do so only for the purpose of identifying and advertising the Products within the scope of this contract and in the Supplier's sole interest.

13.2 The Distributor agrees neither to register, nor to have registered, any trademarks, trade names or symbols of the Supplier (or which are confusingly similar to the Supplier's), in the Territory or elsewhere.

13.3 The Distributor's right to use the Supplier's trademarks, trade names or symbols, as provided for under the first paragraph of this Article, shall cease immediately upon the expiration or termination, for any reason, of the present contract. This does not preclude the Distributor's right to sell the Products in stock at the date of expiration of the contract which bear the Supplier's trademarks.

13.4 The distributor shall notify the Supplier of any infringement in the Territory of the Supplier's trademarks, trade names or symbols, or other industrial property rights, that comes to the Distributor's attention.

Article 14   After-sales service

14.1 The Distributor agrees to provide after-sales service according to the terms and conditions set out in Annex V. This clause is applicable only if Annex V is signed by the parties.

Article 15   Not Applicaple

Article 16   Direct Sales

16.1 The Supplier shall be entitled to deal directly with any customers who wish to deal directly with the Supplier; in respect of the sales to such customers, the Distributor shall be entitled to the commission provided for in Annex II, ss.2.

16.2 Whenever a commission is due to the Distributor, it shall be calculated and paid according to Annex II, ss.3. In the event of termination of this contract, commissions will be paid on any documented outstanding quotations for a period of six months.

Article 17   Distributor to be kept informed

17.1 The Supplier shall provide the Distributor free of charge with all documentation relating to the Products (brochures, etc.) reasonably needed by the Distributor for carrying out its obligations under the contract. The Distributor shall return to the Supplier, at the end of this contract, all documents which have been made available to it by the Supplier and which remain in its possession.

17.2 The Supplier shall provide the Distributor with all other information reasonably needed by the Distributor for carrying out its obligations under the contract, including without limitation any information regarding a material decrease in its supply capacity.

17.3 The Supplier shall keep the Distributor informed of any relevant communication with customers in the Territory.

Article 18   Term of the Contract

18.1 This contract is concluded for an indefinite period and enters into force when signed by both parties.

18.2 This contract may be terminated by either party at any time by notice given in writing by means of communication ensuring evidence and date of receipt (e.g. registered mail with return receipt, courier service, or fax transmission), not less than two months in advance. The end of the period of notice must coincide with the end of a calendar month.

Article 19   Earlier Termination

19.1 Each party may terminate this contract with immediate effect, by notice given by means of communication ensuring evidence and date of receipt (e.g. registered mail with return receipt, courier service, or fax transmission), in case of substantial breach by the other party of the obligations arising out of the contract, or in case of exceptional circumstances justifying the earlier termination.

19.2 Any failure by a party to carry out all or part of its obligations under the contract resulting in such detriment to the other party as to substantially deprive such other party of what it is entitled to expect under the contract, shall be considered a substantial breach for the purpose of Article 19.1 above. Circumstances in which it would be unreasonable to require the terminating party to continue to be bound by this contract shall be considered as exceptional circumstances for the purpose of Article 19.1 above.

19.3 The parties hereby agree that the violation of the provisions under Articles 4 and 7 of the present contract is to be considered a prima facie evidence of a substantial breach of the contract. Moreover, any violation of the contractual obligations may be considered a substantial breach if such violation is repeated notwithstanding a request by the other to fulfill the contract obligations.

19.4 The parties agree that the following situations shall be inter alia considered as exceptional circumstances which justify the earlier termination by the other party: bankruptcy, moratorium, receivership, liquidation or any kind of arrangement between debtor and creditors, or any other circumstances which are likely to affect substantially that party's ability to carry out its obligations under this contract.

19.5 The parties agree that the contract may also be terminated by the Supplier with immediate effect in case of change of control, ownership and or management of the Distributor.

19.6 If a party terminates the contract invoking this Article, but the reasons (if any) put forward by that party do not justify the earlier termination, the termination will be effective, but the other party will be entitled to damages for the unjustified earlier, termination. Such damages will be equal to the average profits of the sales of the Products for the period of the contract would have lasted in case of normal termination, based on the turnover of the preceding year, unless the damaged part proves that the actual damage is higher (or, respectively, the party having terminated the contract proves that the actual damage is lower).

Article 20   Indemnity in case of termination

20.1 The Distributor shall not be entitled to an indemnity for goodwill or similar compensation ("indemnity") in case of termination of the contract.

20.2 The above provision does not affect the Distributor's right to claim damages for breach of contract insofar as the termination by the Supplier amounts to such a breach, and is not already covered by Article 19.6.

Article 21   Return of documents and products in stock

21.1 Upon expiry of this contract, the Distributor shall return to the Supplier all promotional material and other documents and samples with have been supplied to it by the Supplier and are in the Distributor's possession.

21.2 At the Distributor's option, the Supplier will buy from the Distributor all Products the latter has in stock, provided they are still currently sold by the Supplier and are in new condition and in original packaging, at the price originally paid by the Distributor. Products not so purchased by the Supplier must be sold by the Distributor in accordance with the contract on usual terms.

Article 22   Arbitration - Applicable law

22.1 Any dispute arising out of or in connection with the present contract shall be finally settled in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with said Rules.

22.2 Any questions relating to this contact which are not expressly or implicitly settled by the provisions contained in this contract shall be governed by the principles of law generally recognized in international distribution contracts, with the exclusion - subject to Article 22.3 hereunder - of national laws.

22.3 In any event, consideration shall be given to mandatory provisions of the law of the country where the Distnbutor is established which would be applicable even if the contract is governed by a foreign law. Any such provisions will be taken into account to the extent they embody principles which are universally recognized and provided their application appears reasonable in the context of international trade.

Article 23   Automatic inclusion under the present contract

23.1 The Annexes attached to this contract form an integral part of the contract.

Article 24   Previous Agreements - Modifications - Nullity - Assignment

24.1 This contract replaces any other preceding agreement between the parties on the subject.

24.2 No addition or modification to this contract shall be valid unless made in writing. However, a party may be precluded by its conduct from asserting the invalidity of additions or modifications made in writing to the extent that the other party has relied on such conduct.

24.3 If any provision or clause of this contract is found to be null or unenforceable, the contract will be construed as a whole to effect as closely as practicable the original intent of the parties; however, if for good cause, either party would not have entered into the contract knowing the interpretation of the contract resulting from the foregoing, the contract itself shall be null.

24.4 The present contract cannot be assigned without the prior written consent of the parties.

Article 25   Authentic text

25.1  The English test of this contract is the only authentic text.

The Supplier                           The Distributor

                                                      PRETORY S.A.
                                                  182, rue des Pyrenees
                                                        B.P. 12
                                                  75965 PARIS CEDEX 2O
                                          Tel. 01.43.66.28.54: Lignes Groupees
  /s/ [Illegible]                                    Fax 01.43.66.28.55
----------------------------           ----------------------------------------

Made in                                on the

Paris                                       01 Fevrier 1998
----------------------------           ----------------------------------------

Annex I

Products and Territory

ss.1. Products

      All Products manufactured by Ion Track Instruments

      All Third Party (Factored) Products on Ion Track Instruments Price List

      All Spare Parts and Consumable Supplies sold by Ion Track Instruments

ss.2. Territory

      France and its territories; all African countries except Egypt, South Africa and Zimbabwe, all Persian Gulf countries, except Iran and Iraq, other countries as agreed in advance on a case by case basis.


Annex II

Commission on Direct Sale

1.    Normal Commission

      1.1. When acting as an intermediary, according to Article 3.4, the Distributor is entitled to a commission of 25 % on Products manufactured by the Supplier, 20 % on Third Party (Factored) Products sold by the Supplier, and 10 % on Spare Parts and Consumable Supplies sold by the Supplier.

2.    Calculation and Payment of Commissions

      2.1. The commission shall be calculated on the net amount of the invoices, e.g. on the effective sales price (any discount other than cash discounts being deducted) clear of any additional charges (such as packing, transportation, insurance) and clear of all duties or taxes (including value-added tax) of any kind, provided that such additional charges, duties and taxes are separately stated in the invoice.

      2.2. The Distributor shall acquire the right to commission after full payment by the customers of the invoiced price. In case of partial payment made in compliance with the sales contract, the Distributor shall be entitled to a proportional advance payment.

      2.3. Should any governmental authorization (e.g. due to exchange control regulations in the Supplier's country) be necessary for the Supplier to transfer abroad the commission (or of any other sum the Distributor may be entitled to receive), then the payment of the amount shall be made after such authorization has been given. The Supplier shall take in due time all necessary steps for obtaining the above authorizations.

      2.4. Except as otherwise agreed, the commission shall be calculated in the currency of the sales contract in respect of which the commission is due.

      2.5. Any taxes imposed on the Distributor's commission in the Territory are for the Distributor's account.

Annex III

Products and Suppliers Represented by the Distributor

The Distributor hereby declares that it represents (and/or manufactures, markets or sells, directly or indirectly) on the date which this contract is signed, the following products for the following suppliers:

SUPPLIER                                  PRODUCTS

Securetec                                 Drugwipe, ESA Test

Heimann Systems / Europscan               All Products

Adams                                     All Products

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                                Page 58

Annex IV

Conditions of Sale - Discounts

ss.1. Suppliers general conditions of sale are attached to this annex.

ss.2. Discounts and/or prices granted to the Distributor:

      The Distributor is granted a discount of 25 % on the list prices of Products manufactured by Ion Track Instruments referred to in Article 7.4.

      The Distributor is granted a discount of 20 % on the list prices of Third Party (Factored) Products sold by Ion Track Instruments referred to in
      Article 7.4.

      The Distributor is granted a discount of 10 % on the current prices of Spare Parts and Consumable Supplies sold by Ion Track Instruments.

ss.3. As an incentive to the Distributor, for every five units sold in any calendar year, an additional 1% commission will be paid retroactive to the first unit sold and added to the existing commission level to a maximum of 30%


Annex IV ss.1. Cont. Suppliers General Conditions of Sale

ACCEPTANCE: Ion Track Instruments, Incorporated ("ITI") offers for sale the items of equipment listed on the face hereof ("Items") on the express condition that the purchaser named on the face hereof ("Purchaser") agrees to accept and be bound by all the terms and conditions set forth herein. Acceptance by the Purchaser shall be evidenced by any of the following: (a) written, telephonic or telegraphic acceptance received by ITI within 30 days from the date hereof (including receipt of Purchaser's purchase order form); (b) shipment by ITI and acceptance of delivery by Purchaser of or payment for all or any of the items.

AGREEMENT: The agreement between ITI and Purchaser ("Sales Contract") with respect to the items shall consist of the terms and conditions contained herein together with any additions to or revisions agreed to in writing by ITI and Purchaser. ITI shall not be bound by, and hereby objects to and rejects any additional or different terms, whether printed or otherwise, in Purchaser's purchase order or in any communication between Purchaser and ITI, unless specifically agreed to by ITI in writing. Prior courses of dealing, usage's of the trade, and verbal agreements shall not be binding on ITI, and ITI hereby objects to and rejects any additional or different terms, not so agreed to in writing.

TERMS: Net 30 days from invoice date subject to the approval at the time of shipment. Payments will be due on partial deliveries to Purchaser.

DELIVERY: ITI will make reasonable efforts to effect shipment on or before the estimated delivery dates set forth on ITI's quotation and acknowledgment. ITI shall not be liable for delays in shipment or delivery.

SHIPMENT: All prices are F.C.A. place of shipment. In the absence of specific instructions, ITI will package and ship by the most appropriate method, in its sole discretion.

TITLE: Title to all items shall pass from ITI to Purchaser at the place and time of shipment. If Purchaser should fail to pay any amount due to ITI hereunder, ITI shall have, in addition to any other rights, the right to repossess such items. In addition, until Purchaser has paid such amount due to ITI, ITI shall retain a security interest in such items in the amount of the full purchase price, and shall retain all rights and remedies of a secured party under the Uniform Commercial Code. A copy of ITI's invoice may be filed with the appropriate authorities as a financing statement or chattel mortgage to perfect ITI's security interest. Upon the request of ITI, Purchaser will execute financing statements and other documents for ITI to perfect its security interest.

INSPECTION BY PURCHASER: Purchaser shall inspect all deliveries upon receipt and report to ITI within 5 working days of the date of delivery any alleged error, shortage, defect or non-conformity. Failure by Purchaser so to inspect and report shall constitute a waiver of any claim or right of Purchaser against ITI arising from any error, shortage, defect or non-conformity reasonably discoverable by such an inspection.

INSURANCE: The risk of loss, damage to or destruction of the items shall be assumed by the Purchaser upon passage of title to Purchaser. Transportation and insurance costs shall be paid by the Purchaser. Claims for damage, loss or delays in transit shall be against the carrier, and ITI shall have no responsibility or obligations thereof.

CANCELLATION CHARGE: Purchaser is subject to a cancellation charge of 15% of the total Sales Contract price for orders canceled at no fault of ITI. In addition, Purchaser shall pay ITI the full amount of any quantity discount obtained by Purchaser with respect to other items of equipment which was attributable to the items included in the canceled order.

LIMITED WARRANTY: ITI warrants that the items will be free from defects in material and workmanship for a period of twelve (12) months from date of shipment. ITI will repair or replace, at its option, Items which prove to be defective during this warranty period only if (a) the defective item is returned to ITI, transportation charges prepaid, and (b) examination of the item discloses the defects in the product have not been caused by misuse, neglect, improper installation, repair, alteration, or accident. Items supplied by ITI but manufactured by others, such as TV components, computers, or software, are excluded from ITI's warranty but may be covered by the manufacturer's warranty (if any). Consumable items supplied by ITI are excluded from this warranty, such as filters, membranes, seals, and other identified items.

THE ABOVE WARRANTY IS EXCLUSIVE. ITI MAKES NO OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED. NO IMPLIED WARRANTY OF MERCHANTABILITY, NO IMPLIED WARRANTY OF FITNESS FOR ANY PARTICULAR PURPOSE, AND NO IMPLIED WARRANTY ARISING BY USAGE OF TRADE, COURSE OF DEALING OR COURSE OF PERFORMANCE IS GIVEN BY ITI OR SHALL ARISE BY OR IN CONNECTION WITH THIS SALE AND/OR PURCHASER'S AND/OR IT'S CONDUCT IN RELATION THERETO OR TO EACH OTHER, AND IN NO EVENT SHALL ITI BE LIABLE ON ANY SUCH WARRANTY WITH RESPECT TO ANY ITEM. IF ANY MODEL OR SAMPLE WAS SHOWN TO PURCHASER, SUCH MODEL OR SAMPLE WAS USED MERELY TO ILLUSTRATE THE ITEMS AND NOT TO REPRESENT THAT ITEMS DELIVERED HEREUNDER WOULD CONFORM TO THE MODEL OR SAMPLE. NO REPRESENTATIVE OF ITI IS AUTHORIZED TO GIVE OR MAKE ANY OTHER REPRESENTATION OR WARRANTY OR MODIFY IT'S WARRANT IN ANY WAY.

TAXES: Purchaser shall be responsible for and pay any and all state and local use, sales and similar taxes.

LIMITATION ON LIABILITY: The obligations of ITI and the remedies provided to Purchaser under "WARRANTY" above shall constitute the exclusive liabilities of ITI and remedies of Purchaser under or in connection with the items or the use or transfer thereof. Except as specifically provided therein. ITI shall not be responsible or liable for any costs, expenses or damages.

IN NO EVENT SHALL ITI BE RESPONSIBLE OR LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES ARISING IN ANY WAY IN CONNECTION WITH THIS SALE, EVEN IF ITI HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

PURCHASER AGREES TO TAKE NO ACTION, AND NOT ASSIST ANY OTHER PERSON IN TAKING ACTION, THE RESULT OR PURPOSE OF WHICH IS TO DEROGATE IN ANY MANNER ANY PROVISION OF THIS SECTION. PURCHASER FURTHER AGREES TO INDEMNIFY AND HOLD HARMLESS ITI (AND TO DEFEND IT) FROM ANY AND ALL EXPENSES AND CLAIMS WHICH MAY ARISE FROM OR IN ANY MANNER RELATED TO THE USE, DESIGN, INSTALLATION OR MAINTENANCE OR THE TERMS.

LIMITATION OF ACTION: No action may be brought by either party more than one year after the cause of action arose, or in the case of non-payment, more than two years from the date of last payment.

CONTROLLING LAW: The Sales Contract shall be construed in accordance with the Laws of the Commonwealth of Massachusetts.

Annex V

After Sales Service, Repairs, Warranty

This annex shall be applicable only if signed by the parties

ss.1. The Distributor agrees to provide, at its expense and with its own personnel and technical means, suitable after-sales service which shall extend to all the Products in respect of which such assistance may be required in the Territory. Such after-sales service shall be provided in accordance with the standards indicated by the Supplier.

ss.2. The Supplier shall provide the Distributor with the training necessary to enable the latter's personnel to provide the above services. The Distributor agrees that, at its own expense, its technical and sales personnel will participate in such relevant training and updating courses as the Supplier may decide to organize.

ss.3. The Distributor shall carry out free of charge all repairs and replacements provided for in the warranty conditions of the Supplier and shall bear all the expenses of such service. The Supplier shall supply the Distributor with the items or parts needed to replace defective items or parts under the warranty conditions.

ss.4. After expiration for whatever reason of this contract, the Distributor shall discontinue any after sale or warranty service, unless otherwise agreed in writing between the parties. Any request from the customers shall be transmitted by the Distributor to the persons indicated by the Supplier.

The Supplier                           The Distributor

                                                      PRETORY S.A.
                                                 182, rue des Pyrenees
                                                        B.P. 12
                                                  75965 PARIS CEDEX 2O
                                           Tel. 01.43.66.28.54: Lignes Groupees
  /s/ [Illegible]                                    Fax 01.43.66.28.55
----------------------------           ----------------------------------------